Exhibit 10.1

FORM OF

SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT (this “Agreement”), dated as of ___________ __, 2010, is made and entered by and between Novatel Wireless, Inc., a Delaware corporation (the “Company”), and _________________ (the “Executive”).

RECITALS

A. The Executive is a senior executive of the Company and has made and is expected to continue to make major contributions to the short- and long-term profitability, growth and financial strength of the Company.

B. The Company desires to establish certain minimum severance benefits for certain of its senior executives, including the Executive, applicable in the event of a Change in Control.

Accordingly, the Company and the Executive agree as follows:

1. Certain Defined Terms. In addition to terms defined elsewhere herein, certain initial capitalized terms have the following meanings:

(a) “Base Pay” means the Executive’s annual base salary rate as in effect from time to time.

(b) “Board” means the Board of Directors of the Company.

(c) “Cause” means that, prior to any termination of employment, the Executive has:

(i) been convicted of a criminal violation involving, in each case, fraud, embezzlement or theft in connection with Executive’s duties or in the course of Executive’s employment with the Company;

(ii) committed intentional wrongful damage to property of the Company or any Subsidiary;

(iii) committed intentional wrongful disclosure of secret processes or confidential information of the Company or any Subsidiary; or

(iv) committed intentional wrongful engagement in any Competitive Activity;

and any such act shall have been demonstrably and materially harmful to the Company. For purposes of this Agreement, no act or failure to act on the part of the Executive will be deemed “intentional” if it was due primarily to an error in judgment or negligence, but will be deemed “intentional” only if done or omitted to be done by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Executive will not be deemed to have been terminated for “Cause” hereunder unless and until there is delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of a majority of the Committee then in office at a meeting of the Committee called and held for such purpose, after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel (if the Executive chooses to have counsel present at such meeting), to be heard before the Committee, finding that, in the good faith opinion of the Committee, the Executive had committed an act constituting “Cause” as herein defined and specifying the particulars thereof in detail. Nothing herein will limit the right of the Executive or Executive’s beneficiaries to contest the validity or propriety of any such determination.

(d) “Change in Control” means the occurrence during the Term of any of the following events:

(i) any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) is or becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of the combined voting power of the then-outstanding Voting Stock of the Company; provided, however, that:

(1) for purposes of this Section 1(d)(i), the following acquisitions will not constitute a Change in Control: (A) any acquisition of Voting Stock of the Company directly from the Company that is approved by a majority of the Incumbent Directors, (B) any acquisition of Voting Stock of the Company by the Company or any Subsidiary, (C) any acquisition of Voting Stock of the Company by the trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, and (D) any acquisition of Voting Stock of the Company by any Person pursuant to a Business Transaction that complies with clauses (A), (B) and (C) of Section 1(d)(iii) below;

(2) if any Person is or becomes the beneficial owner of 30% or more of combined voting power of the then-outstanding Voting Stock of the Company as a result of a transaction described in clause (A) of Section 1(d)(i)(1) above and such Person thereafter becomes the beneficial owner of any additional shares of Voting Stock of the Company representing 1% or more of the then-outstanding Voting Stock of the Company, other than in an acquisition directly from the Company that is approved by a majority of the Incumbent Directors or other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Voting Stock are treated equally, such subsequent acquisition will be treated as a Change in Control;

(3) a Change in Control will not be deemed to have occurred if a Person is or becomes the beneficial owner of 30% or more of the Voting Stock of the Company as a result of a reduction in the number of shares of Voting Stock of the Company outstanding pursuant to a transaction or series of transactions that is approved by a majority of the Incumbent Directors unless and until such Person thereafter becomes the beneficial owner of any additional shares of Voting Stock of the Company representing 1% or more of the then-outstanding Voting Stock of the Company, other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Voting Stock are treated equally; and

(4) if at least a majority of the Incumbent Directors determine in good faith that a Person has acquired beneficial ownership of 30% or more of the Voting Stock of the Company inadvertently, and such Person divests as promptly as practicable but no later than the date, if any, set by the Incumbent Board a sufficient number of shares so that such Person beneficially owns less than 30% of the Voting Stock of the Company, then no Change in Control will have occurred as a result of such Person’s acquisition; or

(ii) a majority of the Board ceases to be comprised of Incumbent Directors; or

(iii) the consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of the stock or assets of another corporation, or other transaction (each, a “Business Transaction”), unless, in each case, immediately following such Business Transaction (A) the Voting Stock of the Company outstanding immediately prior to such Business Transaction continues to represent (either by remaining outstanding or by being converted into Voting Stock of the surviving entity or any parent thereof), more than 50% of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Transaction (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to such Business Transaction, of the Voting Stock of the Company, (B) no Person (other than the Company, such entity resulting from such Business Transaction, or any employee benefit plan (or related trust) sponsored or maintained by the Company, any Subsidiary or such entity resulting from such Business Transaction) beneficially owns, directly or indirectly, 30% or more of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Transaction, and (C) at least a majority of the members of the Board of Directors of the entity resulting from such Business Transaction were Incumbent Directors at the time of the execution of the initial agreement or of the action of the Board providing for such Business Transaction; or

(iv) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Transaction that complies with clauses (A), (B) and (C) of Section 1(d)(iii).

(e) “Change in Control Protection Period” means the period of time commencing on the date of the first occurrence of a Change in Control and continuing until the earlier of (i) the second anniversary of the occurrence of the Change in Control or (ii) the Executive’s death.

(f) “Code” means the Internal Revenue Code of 1986, as amended.

(g) “Committee” means the Compensation Committee of the Board or such similar committee of the Board comprised of non-officer directors and responsible for executive compensation matters of the Company generally.

(h) “Competitive Activity” means the Executive’s participation, without the Company’s written consent, in the management of any business enterprise if such enterprise engages in substantial and direct competition with the Company or any Subsidiary and such enterprise’s sales of any product or service under the Executive’s supervision competitive with any product or service of the Company or any Subsidiary amounted to 10% of such enterprise’s net sales for its most recently completed fiscal year and if the Company’s or the Subsidiary’s net sales of said product or service amounted to 10% of the Company’s or the Subsidiary’s net sales for its most recently completed fiscal year. “Competitive Activity” will not include (i) the mere ownership of securities in any such enterprise and the exercise of rights appurtenant thereto, if such ownership is less than 2% of the outstanding voting securities or units of such enterprise or (ii) participation in the management of any such enterprise other than in connection with the competitive operations of such enterprise.

(i) “Disability” means a condition such that the Executive by reason of physical or mental disability become unable to perform his normal duties for more than one-hundred eighty (180) days in the aggregate (excluding infrequent or temporary absence due to ordinary transitory illness) during any twelve-month period.

(j) “Employee Benefits” means the perquisites, benefits and service credit for benefits as provided under any and all employee retirement income and welfare benefit policies, plans, programs or arrangements in which Executive is entitled to participate, including without limitation any stock option, performance share, performance unit, stock purchase, stock appreciation, savings, pension, supplemental executive retirement, or other retirement income or welfare benefit, deferred compensation, incentive compensation, group or other life, health, medical/hospital or other insurance (whether funded by actual insurance or self-insured by the Company), disability, salary continuation, expense reimbursement and other employee benefit policies, plans, programs or arrangements that may now exist or any equivalent successor policies, plans, programs or arrangements that may be adopted hereafter by the Company or a Subsidiary, providing perquisites, benefits and service credit for benefits at least as great in the aggregate as are payable thereunder immediately prior to a Change in Control.

(k) “ERISA” means the Employee Retirement Income Security Act of 1976, as amended.

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m) “Good Reason” means the occurrence of one or more of the following events:

(i) a material reduction in the Executive’s Base Pay received from the Company, excluding reductions in the Base Pay applicable to all executives that report directly to the Company’s Chief Executive Officer;

(ii) the Company requires the Executive to have Executive’s principal location of work changed to any location that is in excess of 50 miles from the location thereof as of the date of this Agreement, without Executive’s prior written consent;

(iii) the Company fails to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement as contemplated under Section 11(a); or

(iv) any material breach of this Agreement by the Company or any successor thereto.

A termination of employment by the Executive for one of the reasons set forth in clauses (i) - (iv), above, will not constitute “Good Reason” unless, within the 90 day period immediately following the occurrence of such Good Reason event, the Executive has given written notice to the Company specifying the event or events relied upon for such termination, the Company has not remedied such event or events within 30 days of the receipt of such notice and the Executive resigns within one year following the occurrence of the Good Reason event.

(n) “Incentive Pay” means an annual bonus, or other annual incentive payment of compensation, in addition to Base Pay, made or to be made in regard to services rendered in any year pursuant to any bonus, incentive, profit-sharing, performance, discretionary pay or similar agreement, policy, plan, program or arrangement (whether or not funded) of the Company, or any successor thereto. “Incentive Pay” does not include any stock option, stock appreciation, stock purchase, restricted stock, private equity, long-term incentive or similar plan, program, arrangement or grant, whether or not provided under a plan, program or arrangement described in the preceding sentence.

(o) “Incumbent Directors” means the individuals who, as of the date hereof, are Directors of the Company and any individual becoming a Director subsequent to the date hereof whose election, nomination for election by the Company’s shareholders, or appointment, was approved by a vote of at least two-thirds of the then Incumbent Directors (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination); provided, however, that an individual will not be an Incumbent Director if such individual’s election or appointment to the Board occurs as a result of an actual or threatened election contest (as described in Rule 14a-12(c) of the Exchange Act) with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

(p) “Section 409A” mean Section 409A of the Code and any proposed, temporary or final regulation, or any other guidance, promulgated with respect to Section 409A by the U.S. Department of Treasury or the Internal Revenue Service.

(q) “Subsidiary” means an entity in which the Company directly or indirectly beneficially owns 50% or more of the outstanding Voting Stock.

(r) “Term” means the period commencing as of the date hereof and expiring on the close of business on December 31, 2011; provided, however, that (i) commencing on January 1, 2012 and each January 1 thereafter, the term of this Agreement will automatically be extended for an additional year unless, not later than January 1 of the immediately preceding year, the Company or the Executive shall have given notice that it or the Executive, as the case may be, does not wish to have the Term extended and (ii) if a Change in Control occurs during the Term, the Term will expire on the last day of the Change in Control Protection Period.

(s) “Termination Date” means the date on which the Executive incurs a “separation from service” within the meaning of the Section 409A of the Code.

(t) “Voting Stock” means securities entitled to vote generally in the election of directors.

(u) “Welfare Benefits” means Employee Benefits that are provided under any “welfare plan” (within the meaning of Section 3(1) of ERISA) of the Company.

2. Operation of Agreement. This Agreement will be effective and binding immediately upon its execution, but, anything in this Agreement to the contrary notwithstanding, this Agreement will not be operative unless and until a Change in Control occurs. Upon the occurrence of a Change in Control at any time during the Term, without further action, this Agreement will become immediately operative.

3. Termination By the Company Without Cause or Resignation by Executive for Good Reason (during the Change in Control Protection Period).

(a) If, during the Change in Control Protection Period, the Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or if the Executive resigns for Good Reason, the Company shall pay to the Executive:

(i) the Base Salary through the Termination Date;

(ii) any Incentive Pay earned, but unpaid, as of the Termination Date paid in accordance with the applicable plan, program or agreement;

(iii) to the extent permitted by the Company’s vacation policy or to the extent required by applicable law, payment for accrued but unused vacation;

(iv) such Employee Benefits, if any, as to which the Executive may be entitled under the employee benefit plans of the Company; and

(v) the benefits set forth in Annex A, provided the Executive executes and delivers to the Company a release in the form attached hereto as Annex B within 30 days after the Termination Date.

(b) Following such termination of the Executive’s employment by the Company without Cause, or resignation by the Executive for Good Reason, except as set forth in this Section 3, the Executive shall have no further rights to any compensation or any other benefits under this Agreement.

4. Accelerated Vesting of Equity Awards Upon a Change in Control. Notwithstanding any provision to the contrary in any applicable plan, program or agreement, upon the occurrence of a Change in Control, all equity incentive awards that are outstanding at such time, held by the Executive will become fully vested, including any restricted stock awards, and any stock options held by the Executive will become fully exercisable; provided that any performance shares shall be paid out at the target rate, prorated on the basis of the number of days of the Executive’s participation during the applicable performance period to which the incentive pay related divided by the aggregate number of days in such performance period, taking into account service rendered through the payment date. If the Change in Control constitutes a “change in ownership or effective control of the Company” or a “change in the ownership of a substantial portion of the assets of the Company,” within the meaning of Section 409A (a “Section 409A Change in Control”), payment with respect to performance shares shall be made no later than 30 days after the Change in Control. If the Change in Control does not constitute a Section 409A Change of Control, payment with respect to performance shares shall be made at the specified time that payment would have been made in the ordinary course.

5. Limitation on Payments and Benefits. Notwithstanding any provision of this Agreement to the contrary, if any amount or benefit to be paid or provided under this Agreement would be an “Excess Parachute Payment,” within the meaning of Section 280G of the Code, or any successor provision thereto, but for the application of this sentence, then the payments and benefits identified in the last sentence of this Section 5 to be paid or provided under this Agreement will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that no such reduction shall be made if it is not thereby possible to eliminate all Excess Parachute Payments under this Agreement; provided, however, that the foregoing reduction will be made only if and to the extent that such reduction would result in an increase in the aggregate payment and benefits to be provided, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income and employment taxes). Whether requested by the Executive or the Company, the determination of whether any reduction in such payments or benefits to be provided under this Agreement or otherwise is required pursuant to the preceding sentence will be made at the expense of the Company by the Company’s independent accountants. The fact that the Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 5 will not of itself limit or otherwise affect any other rights of the Executive other than pursuant to this Agreement. In the event that any payment or benefit intended to be provided under this Agreement or otherwise is required to be reduced pursuant to this Section 5, the Company will reduce the Executive’s payment and/or benefits, to the extent required, in the following order: (i) the lump sum payment provided under Paragraph 1 of Annex A; (ii) the lump sum payment provided under Paragraph 2 of Annex A; (iii) the continuation of Welfare Benefits provided under Paragraph 3 of Annex A; and (iv) the accelerated vesting of equity-based awards described in Section 4.

6. No Mitigation Obligation. The Company hereby acknowledges that it will be difficult and may be impossible for the Executive to find reasonably comparable employment following the Termination Date and that the non-competition covenant contained in Section 8 will further limit the employment opportunities for the Executive. In addition, the Company acknowledges that its severance pay plans applicable in general to its salaried employees do not provide for mitigation, offset or reduction of any severance payment received thereunder. Accordingly, the payment of the severance compensation by the Company to the Executive in accordance with the terms of this Agreement is hereby acknowledged by the Company to be reasonable, and the Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise, except as expressly provided in the last sentence of Paragraph 3 of Annex A.

7. Legal Fees and Expenses. (a) It is the intent of the Company that the Executive not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of Executive’s rights in connection with any dispute arising under this Agreement because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder. Accordingly, if it should appear to the Executive that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any proceeding designed to deny, or to recover from, the Executive the benefits provided or intended to be provided to the Executive hereunder, the Company irrevocably authorizes the Executive from time to time to retain counsel of Executive’s choice, at the expense of the Company as hereafter provided, to advise and represent the Executive in connection with any such dispute or proceeding. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to the Executive’s entering into an attorney-client relationship with such counsel, and in that connection the Company and the Executive agree that a confidential relationship will exist between the Executive and such counsel. Without respect to whether the Executive prevails, in whole or in part, in connection with any of the foregoing, the Company will pay and be solely financially responsible for any and all attorneys’ and related fees and expenses incurred by the Executive in connection with any of the foregoing. However, if the Executive brings an action in bad faith, or with no colorable claim of success, the Company shall not pay for any of Executive’s attorneys’ fees or related expenses.

(b) Payments due to the Executive under Section 7(a) will be made within five business days (but in any event no later than the last day of the Executive’s tax year following the tax year in which the Executive incurs the expense) after delivery of the Executive’s written requests for payment, accompanied by such evidence of fees and expenses incurred as the Company may reasonably require, provided that (i) the reimbursements or in-kind benefits to be provided by the Company in one taxable year will not affect the reimbursement or in-kind benefits that the Company is obligated to pay in any other taxable year and (ii) the Executive’s right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit.

8. Competitive Activity; Confidentiality; Nonsolicitation.

(a) For a period ending two years following the Termination Date, if the Executive has received or is receiving benefits under Section 3, the Executive will not, without the prior written consent of the Company, which consent will not be unreasonably withheld, engage in any Competitive Activity.

(b) During the Term, the Company agrees that it will disclose to the Executive its confidential or proprietary information (as defined in this Section 8(b)) to the extent necessary for the Executive to carry out Executive’s obligations to the Company. The Executive hereby covenants and agrees that the Executive will not, without the prior written consent of the Company, during the Term or thereafter disclose to any person not employed by the Company, or use in connection with engaging in competition with the Company, any confidential or proprietary information of the Company. For purposes of this Agreement, the term “confidential or proprietary information” will include all information of any nature and in any form that is owned by the Company and that is not publicly available (other than by Executive’s breach of this Section 8(b)) or generally known to persons engaged in businesses similar or related to those of the Company. Confidential or proprietary information will include, without limitation, the Company’s financial matters, customers, employees, industry contracts, strategic business plans, product development (or other proprietary product data), marketing plans, and all other secrets and all other information of a confidential or proprietary nature. For purposes of the preceding two sentences, the term “Company” will also include any Subsidiary (collectively, the “Restricted Group”). The foregoing obligations imposed by this Section 8(b) will not apply (i) during the Term, in the course of the business of and for the benefit of the Company, (ii) if such confidential or proprietary information has become, through no fault of the Executive, generally known to the public or (iii) if the Executive is required by law to make disclosure (after giving the Company notice and an opportunity to contest such requirement).

(c) For a period ending two years following the Termination Date, if the Executive has received or is receiving benefits under Section 3, the Executive will not, without the prior written consent of the Company, which consent will not unreasonably be withheld, on behalf of the Executive or on behalf of any person, firm or company, directly or indirectly, attempt to influence, persuade or induce, or assist any other person in so persuading or inducing, any employee of the Restricted Group to give up, or to not commence, employment or a business relationship with the Restricted Group.

(d) The Executive and the Company agree that the covenants contained in this Section 8 are reasonable under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction any such covenant is not reasonable in any respect, such court will have the right, power and authority to excise or modify any provision or provisions of such covenants as to the court will appear not reasonable and to enforce the remainder of the covenants as so amended. The Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of the Executive’s obligations under this Section 8 would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, the Executive acknowledges, consents and agrees that, in addition to any other rights or remedies that the Company may have at law, in equity or under this Agreement, upon adequate proof of the Executive’s violation of any such provision of this Agreement, the Company will be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage.

9. Employment Rights. Nothing expressed or implied in this Agreement will create any right or duty on the part of the Company or the Executive to have the Executive remain in the employment of the Company or any Subsidiary prior to or following any Change in Control.

10. Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling.

11. Successors and Binding Agreement. (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance reasonably satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will thereafter be deemed the “Company” for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

(b) This Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

(c) This Agreement is personal in nature and neither of the parties hereto will, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 11(a) and 11(b). Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by Executive’s will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 11(c), the Company will have no liability to pay any amount so attempted to be assigned, transferred or delegated.

12. Notices. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as FedEx or UPS, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to the Executive at Executive’s principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address will be effective only upon receipt.

13. Compliance with Section 409A. (a) The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that there is a material risk that any payments under this Agreement may result in the imposition of an additional tax to the Executive under Section 409A, the Company will reasonably cooperate with the Executive to amend this Agreement such that payments hereunder comply with Section 409A without materially changing the economic value of this Agreement to either party. Notwithstanding any provision in this Agreement to the contrary, no payment or benefit that is deferred compensation for purposes of Section 409A and that is due upon the Executive’s termination of employment will be paid or provided unless such termination is also a separation from service (within the meaning of Section 409A). Each payment and benefit to be made or provided to the Executive pursuant to this Agreement will be considered to be a separate payment and not one of a series of payments for purposes of Section 409A.

(b) Notwithstanding any provision of this Agreement to the contrary, if the Executive is a “specified employee” (within the meaning of Section 409A and determined pursuant to the identification methodology selected by the Company from time to time) on his Termination Date and if any portion of the payments or benefits to be received by the Executive upon separation from service (within the meaning of Section 409A) would be considered deferred compensation (within the meaning of Section 409A) the payment or provision of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A (the “Delay Period”), then the Company will not pay or provide the amount or benefit on the otherwise scheduled date, but such payments or benefits (the “Delayed Payments” and the “Delayed Benefits,” respectively) will instead be accumulated and paid or made available on the earlier of (i) the first day of the seventh month following the date of the Executive’s Termination Date and (ii) the Executive’s death (the applicable date, the “Permissible Payment Date”). The Company will pay interest on the Delayed Payments and the value of the Delayed Benefits at the rate specified in Section 16(b). Any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

14. Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Delaware and federal law, without giving effect to the principles of conflict of laws of such State, except as expressly provided herein. In the event the Company exercises its discretion under Section 8(d) to bring an action to enforce the covenants contained in Section 8 in a court of competent jurisdiction where the Executive has breached or threatened to breach such covenants, and in no other event, the parties agree that the court may apply the law of the jurisdiction in which such action is pending in order to enforce the covenants to the fullest extent permissible.

15. Validity. If any provision of this Agreement or the application of any provision hereof to any person or circumstance is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstance will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal. If any covenant in Section 8 should be deemed invalid, illegal or unenforceable because its time, geographical area, or restricted activity, is considered excessive, such covenant will be modified to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

16. Miscellaneous. (a) No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement. The headings used in this Agreement are intended for convenience or reference only and will not in any manner amplify, limit, modify or otherwise be used in the construction or interpretation of any provision of this Agreement. References to Sections are to Sections of this Agreement. References to Paragraphs are to Paragraphs of an Annex to this Agreement. Any reference in this Agreement to a provision of a statute, rule or regulation will also include any successor provision thereto.

(b) Without limiting the rights of the Executive at law or in equity, if the Company fails to make any payment or provide any benefit required to be made or provided hereunder on a timely basis, the Company will pay interest on the amount or value thereof at an annualized rate of interest equal to the “prime rate” as set forth from time to time during the relevant period in The Wall Street Journal “Money Rates” column plus 2%. Such interest will be payable as it accrues on demand. Any change in such prime rate will be effective on and as of the date of such change.

17. Dispute Resolution. (a) Any dispute between the parties under this Agreement will be resolved (except as provided below) through informal arbitration by an arbitrator selected under the rules of the American Arbitration Association for arbitration of employment disputes (located in the city in which the Company’s principal executive offices in the United States are based) and the arbitration will be conducted in that location under the rules of said Association. Each party will be entitled to present evidence and argument to the arbitrator. The arbitrator will have the right only to interpret and apply the provisions of this Agreement and may not change any of its provisions, except as expressly provided in Section 15 and only in the event the Company has not brought an action in a court of competent jurisdiction to enforce the covenants in Section 8. The arbitrator will permit reasonable pre-hearing discovery of facts, to the extent necessary to establish a claim or a defense to a claim, subject to supervision by the arbitrator. The determination of the arbitrator will be conclusive and binding upon the parties and judgment upon the same may be entered in any court having jurisdiction thereof. The arbitrator will give written notice to the parties stating the arbitrator’s determination, and will furnish to each party a signed copy of such determination. Any arbitration or action pursuant to this Section 17 will be governed by and construed in accordance with the substantive laws of the State of Delaware and, where applicable, federal law, without giving effect to the principles of conflict of laws of such State.

(b) Notwithstanding Section 17(a), the Company will not be required to seek or participate in arbitration regarding any actual or threatened breach of the Executive’s covenants in Section 8, but may pursue its remedies, including injunctive relief, for such breach in a court of competent jurisdiction in the city in which the Company’s principal executive offices in the United States are based, or in the sole discretion of the Company, in a court of competent jurisdiction where the Executive has committed or is threatening to commit a breach of the Executive’s covenants, and no arbitrator may make any ruling inconsistent with the findings or rulings of such court.

18. Survival. Notwithstanding any provision of this Agreement to the contrary, the parties’ respective rights and obligations under Section 8 will survive any termination or expiration of this Agreement or the termination of the Executive’s employment following a Change in Control for any reason whatsoever.

19. Beneficiaries. The Executive will be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive’s death, and may change such election, in either case by giving the Company written notice thereof in accordance with Section 12. In the event of the Executive’s death or a judicial determination of the Executive’s incompetence, reference in this Agreement to the “Executive” will be deemed, where appropriate, to the Executive’s beneficiary, estate or other legal representative.

20. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

NOVATEL WIRELESS, INC.

By:
[Name and Title]

[Executive]

Annex A

Change in Control Severance Compensation

(1) A lump sum payment in an amount equal to three times the sum of (A) Base Pay (at the greater of (i) the rate in effect immediately prior to the Termination Date or (ii) the rate in effect immediately prior to the Change in Control), plus (B) Incentive Pay (in an amount equal to current year target) payable on the 60th calendar day following the Termination Date.

(2) With respect to Incentive Pay for the year that includes the Termination Date, a lump sum payment of a bonus equal to a pro rata portion of the target amount of Incentive Pay for Executive for the year that includes the Termination Date prorated on the basis of the number of days of the Executive’s participation during the year to which the incentive pay related divided by the aggregate 365, taking into account service rendered through the Termination Date, payable in accordance with the applicable plan, program or agreement.

(3) For a period of 24 months following the Termination Date (the “Continuation Period”), the Company will arrange to provide the Executive with Welfare Benefits substantially similar to those that the Executive was receiving or entitled to receive immediately prior to the Termination Date (including any applicable required employee contributions); provided, however, that the medical and dental benefits provided during the Benefit Continuation Period shall be provided in such a manner that such benefits (and the costs and premiums thereof) are excluded from the Executive’s income for federal income tax purposes and, if the Company reasonably determines that providing continued coverage under one or more of its medical or dental plans or life insurance plans contemplated herein could be taxable to the Executive, the Company shall provide such benefits at the level required hereby through the purchase of individual insurance coverage. Notwithstanding the foregoing, or any other provision of the Agreement, for purposes of determining the period of continuation coverage to which the Executive or any of Executive’s dependents is entitled pursuant to Section 4980B of the Code under the Company’s medical, dental and other group health plans, or successor plans, the Executive’s “qualifying event” will be the termination of the Continuation Period and the Executive will be considered to have remained actively employed on a full-time basis through that date. Without otherwise limiting the purposes or effect of Section 5 or this Paragraph 3, Welfare Benefits otherwise receivable by the Executive pursuant to this Paragraph 3 will be reduced to the extent comparable Welfare Benefits are actually received by the Executive from another employer during the Continuation Period following the Executive’s Termination Date, and any such Welfare Benefits actually received by the Executive will be reported by the Executive to the Company.

(4) The Company will provide the Executive with third-party outplacement services suitable to the Executive’s position. Such expenses must be incurred during the period following the Executive’s Termination Date and ending on the second anniversary of such Termination Date or, if earlier, until the first acceptance by the Executive of an offer of employment; provided, however, that in no case will the Company be required to pay in excess of $25,000 over such period in providing outplacement services and that all reimbursements hereunder will be paid to the Executive within thirty (30) calendar days following the date on which the Executive submits the invoice but no later than December 31 of the third calendar year following the year of the Executive’s Termination Date.

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